        Exhibit 10.9

ZYLA LIFE SCIENCES

[FORM OF MANAGEMENT CONTINUITY AGREEMENT]

This Management Continuity Agreement (the “Agreement”) is effective as of June 23, 2020 (the “Effective Date”) by and between _______ (“Employee”) and Zyla Life Sciences, a Delaware corporation (the “Company”). This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events. This Agreement, together with the offer letter between Employee and the Company, dated as of June 23, 2020 (the “Offer Letter”), supersede any other agreement or understanding pertaining to the subject matter herein, existing as of the Effective Date, between the Company or Assertio Holdings, Inc., a Delaware corporation (“Parent”), on the one hand, and Employee on the other hand (any such agreement so superseded is referred to in this Agreement as the “Prior Agreement”).

RECITALS

A. It is expected that the Company may from time to time consider the possibility of realigning its organization.

B. It is further expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of Parent’s Board of Directors (the “Board of Directors”).

C. The Board of Directors recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.

D. The Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the foregoing factors.

E. The Board of Directors believes it is in the best interests of the Company and its shareholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

F. The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon certain termination of Employee’s employment, including in connection with a Change in Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, including and notwithstanding the possibility of a Change in Control.

G. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement, which Agreement shall supersede the Prior Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the employment of Employee by the Company, the parties hereto agree as follows:

1. At-Will Employment; Term.

(a) The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may (subject to the notice requirement in the following sentence for Other Involuntary Terminations (as defined in Section 3(g)) during the Term) be terminated by either party at any time for any or no reason. During the Term, the Company shall provide thirty (30) days’ prior written notice to Employee prior to effecting an Other Involuntary

Termination; provided, however, that during such notice period, the Board of Directors, in its sole discretion, may relieve Employee of all duties, responsibilities and authority with respect to the Company and may restrict Employee’s access to Company property; provided, further, that the Board of Directors’ exercise of such discretion shall not constitute Good Reason (as defined in Section 3(g)). If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to by the Company. Employee’s right to receive the payments and benefits set forth in Sections 2(a) and 2(b) of this Agreement are contingent upon the Employee’s continued compliance with the restrictive covenants in Section 4 and execution of a release of claims against the Company, in substantially the form attached hereto as Appendix A, within forty-five (45) days following Employee’s termination of employment and the expiration of any statutory revocation period and may not be modified in any way except by a written agreement executed by the Employee and an officer of the Company upon direction from the Board of Directors.

(b) The term of this Agreement shall commence on the Effective Date and shall end on the date on which Employee’s employment with the Company terminates for any reason (the period of Employee’s employment under this Agreement is referred to as the “Term”); provided, however, that Sections 2 through and including 10 of this Agreement shall survive the termination of the Term and Employee’s employment with the Company, in each case, in accordance with the terms of such sections.

(c) Employee’s position, job location, supervisor, annual base salary, target annual bonus opportunity and annual paid time off are set forth in the Offer Letter, and each are incorporated herein by reference.

2. Termination Benefits.

(a) Benefits Upon a Change in Control Involuntary Termination.

(i) Treatment of Equity Awards. In the event that Employee is subject to a Change in Control Involuntary Termination, 100% of Employee’s unvested Company option shares, restricted stock, restricted stock units, other equity-based awards and other long-term incentive awards, including cash settled components, shall become immediately vested on such termination date and the risk of forfeiture of 100% of Employee’s restricted stock shall lapse on such termination date. Each such award shall be exercisable in accordance with the provisions of the award agreement and plan pursuant to which such equity award was granted, including, in the case of stock options, the plan or award agreement provisions regarding any post-termination period of exercisability. Notwithstanding the provisions of such award agreement and plan, any restricted stock units, performance stock units, long-term incentive cash awards and other similar awards shall be settled within ten (10) days after the date of such termination of employment and any payment in respect of open periods of performance-based awards shall be calculated as set forth in the applicable award agreement, or, if not specified in the award agreement, based on the target level of performance. In the event of a Change in Control Involuntary Termination that occurs prior to the date of the applicable Change in Control, then if any of Employee’s unvested Company option shares, restricted stock, restricted stock units, other equity-based awards and other long-term incentive awards, including cash settled components, are forfeited as the result of such termination of employment, Employee shall be entitled to receive a lump sum cash payment equal to the value of all such awards that were forfeited as the result of such termination of employment (as determined in good faith by the Board based on the per share value of the Company implied by such Change in Control and for any option or similar award, based on the spread of such option or similar award (not a Black Scholes or similar value), with the value of performance-based awards that had an open performance period as of such termination of employment being calculated as set forth in the applicable award agreement, or, if not specified in the award agreement, based on the target level of performance) (the “Unvested Equity Value Payment”).

(ii) Severance. In the event that Employee is subject to a Change in Control Involuntary Termination, Employee shall be entitled to receive severance benefits as follows: (A) severance payments for twenty-four (24) months after the effective date of the termination (the “CIC Severance Period”) at an annual rate equal to the higher of (1) the base salary which Employee was receiving immediately prior to the Change in Control or (2) the base salary which Employee was receiving immediately prior to the Change in Control Involuntary Termination, which payments shall be paid during the CIC Severance Period in accordance with the Company’s standard payroll practices; (B) a lump sum cash payment in an amount equal to (x) one and a half (1.5) times Employee’s Target Annual Bonus reduced by (y) six months of Employee’s base salary (based on the base salary rate used in clause (A) above) (the “Bonus Payment”); (C) payment by the Company of the full cost of the health insurance benefits provided to Employee and Employee’s spouse and dependents, as applicable, immediately prior to the Change in Control pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the eighteen (18) month period following the Change in Control Involuntary Termination date or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law; and (D) payment of any earned but unpaid annual bonus for the year immediately preceding the year of termination, to be paid at the time the Company pays bonuses with respect to such year to its executives generally (and in all events between January 1st and March 15th of the calendar year immediately following the calendar year in which such termination of employment occurs). The benefits to be provided under clauses (a)(i) and (a)(ii)(B) of this section shall be paid on the sixtieth (60th) day following Employee’s termination of employment; except that if a Change in Control occurs after the applicable Change in Control Involuntary Termination, then the Unvested Equity Value Payment and Bonus Payment shall be payable in a lump sum on the date of such Change in Control. The benefits to be provided under clauses (a)(ii)(A) and (a)(ii)(C) of this section shall be paid on a monthly basis commencing on the sixtieth (60th) day following Employee’s termination of employment, or, if earlier, the next payroll cycle following Employee’s execution of a release of claims against the Company and the expiration of any statutory waiting period (with a catch-up payment covering any payments that would have been made prior to such first payment had such payments commenced on the date of Employee’s termination of employment). In addition, all payments and benefits under Section 2(a)(i) and (ii) (other than the Accrued Benefits) are subject to Employee’s continued compliance with the restrictive covenants in Section 4 and release of claims against the Company as set forth in Section 1(a). Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to Employee is likely to cause the Company to become subject to excise tax as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Healthcare Reform Act”), the Company shall pay Employee a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide subsidized COBRA benefits to Employee. In addition, Employee shall receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee’s termination of employment (the “Accrued Benefits”) and up to three (3) consecutive months of outplacement services not to exceed $5,000 per month (with a provider and in a program selected by the Employee, provided Employee commences such services within ninety (90) days of Employee’s Change in Control Involuntary Termination date).

(b) Benefits Upon an Other Involuntary Termination.

(i) Severance. In the event that Employee is subject to an Other Involuntary Termination, Employee shall be entitled to receive severance benefits as follows: (A) severance payments for twelve (12) months after the effective date of the termination (the “Non-CIC Severance Period”) equal to the base salary which Employee was receiving immediately prior to the Other Involuntary Termination, which payments shall be paid during the Non-CIC Severance Period in accordance with the Company’s standard payroll practices; (B) payment by the Company of the full cost of the health insurance benefits provided to Employee and Employee’s spouse and dependents, as applicable, immediately prior to the Other Involuntary Termination pursuant to the terms of COBRA or other applicable law through the earlier of the end of the Non-CIC Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law; and (C) payment of any earned but unpaid annual bonus for the year immediately preceding the year of termination, to be paid at the time the Company pays bonuses with respect to such year to its executives generally (and in all events between January 1st and March 15th of the calendar year immediately following the calendar year in which such termination of employment occurs); provided, however, that if such Other Involuntary Termination occurs prior to May 20, 2022, the Non-CIC Severance Period shall be twenty-four (24) months rather than twelve (12) months. The benefits to be provided under Section 2(b)(i)(A) and (B) shall commence to be paid on the sixtieth (60th) day following Employee’s termination of employment (subject to Employee’s continued compliance with the restrictive covenants in Section 4 and release of claims against the Company as set forth in Section 1(a)), or, if earlier, the next payroll cycle following Employee’s execution of a release of claims against the Company and the expiration of any statutory waiting period, with a catch-up payment covering any payments that would have been made prior to such first payment had such payments commenced on the date of Employee’s termination of employment. Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to Employee could cause the Company to become subject to excise tax as a result of the Patient Protection and Affordable Care Act, as amended by the Healthcare Reform Act, the Company shall pay Employee a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide subsidized COBRA benefits to Employee. In addition, Employee shall receive payment of the Accrued Benefits and up to three (3) consecutive months of outplacement services not to exceed $5,000 per month (with a provider and in a program selected by the Company, provided Employee commences such services within ninety (90) days of Employee’s Other Involuntary Termination date).

(c) Termination for Cause. If Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration. Employee shall receive payment(s) for all Accrued Benefits

(d) Voluntary Resignation. If Employee voluntarily resigns from the Company under circumstances which do not constitute a Change in Control Involuntary Termination or an Other Involuntary Termination, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration. Employee shall receive payment(s) for all Accrued Benefits.

(e) Death or Disability. If Employee’s employment terminates on account of Employee’s death or Disability at any time, whether or not in connection with a Change in Control, then Employee shall not be entitled to receive payment of any severance benefits or equity award acceleration. Employee shall receive payment(s) for (x) all Accrued Benefits and (y) any earned but unpaid annual bonus for the year immediately preceding the year of termination, to be paid at the time the Company pays bonuses with respect to such year to its executives generally (and in all events between January 1st and March 15th of the calendar year immediately following the calendar year in which such termination of employment occurs).

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of Employee’s duties to any member of the Company Group where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to any member of the Company Group, (ii) repeated and documented unexplained or unjustified absence from the performance of services for any member of the Company Group, (iii) a material and willful violation of any federal or state law resulting or likely to result in substantial and material damage to any member of the Company Group; (iv) commission of any act of fraud with respect to any member of the Company Group resulting or likely to result in substantial and material damage to any member of the Company Group, or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of any member of the Company Group, in each case as determined in good faith by the Board of Directors, subject to the Company’s compliance with the “Cause Cure Process”. For purposes of this Agreement, “Company Group” shall mean Parent, the Company and each of their respective subsidiaries.

(b) Cause Cure Process. “Cause Cure Process” shall mean that (i) Company reasonably determines that Employee has engaged in behavior constituting “Cause”; (ii) Company notifies the Employee in writing of the first occurrence of the behavior constituting “Cause” within ninety (90) days of the first occurrence of such condition; (iii) the Employee shall have thirty (30) business days following such notice (the “Cause Cure Period”), to substantially remedy the condition, if curable; (iv) notwithstanding such efforts, the condition constituting “Cause” continues to exist; and (v) Company terminates Employee’s employment due to “Cause” within ninety (90) days after the end of the Cause Cure Period. For avoidance of doubt, if the behavior constituting “Cause” is not substantially curable, then the Cause Cure Period shall end on the date the Employee receives the Company’s written notice set forth in clause (ii) above. If the Employee substantially cures the condition constituting “Cause” during the Cause Cure Period, such behavior constituting “Cause” shall be deemed not to have occurred.

(c) Change in Control. “Change in Control” means after the Effective Date, any of the following events: (A) a “person” (as such term in used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Parent or a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding securities; (B) Parent merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Parent or such surviving entity outstanding immediately after such merger or consolidation; or (C) the complete liquidation of Parent or the sale or other disposition of all or substantially all of Parent’s assets (other than a transfer of Parent’s assets to a majority-owned subsidiary of Parent or any other entity the majority of whose voting power is held by the shareholders of Parent in approximately the same proportion as before such transaction);; provided that in no event shall any such event constitute a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For the avoidance of doubt, the Closing (as defined in that certain Agreement and Plan of Merger, dated as of March 16, 2020, by and among the Company and other signatories thereto) shall not be considered a Change in Control for purposes of this Agreement.

(d) Change in Control Involuntary Termination. “Change in Control Involuntary Termination” shall mean: (i) any termination by the Company other than for Cause, death or Disability, or (ii) Employee’s voluntary termination for Good Reason (as defined in this Section 3(d)), in each case within the period beginning (A) ninety (90) days prior to the effective date of a Change in Control and ending (B) twenty-four (24) months following the effective date of a Change in Control. For purposes of this Section 3(d), “Good Reason” shall mean that Employee has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in Employee’s responsibilities, authority or duties; (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report; (iii) a material diminution (which shall be a decrease in excess of five percent (5%)) in Employee’s base salary or target annual bonus amount, in each case other than in connection with a general decrease in base salaries or target annual bonuses, as applicable, for officers of the successor corporation; provided, however, that any decrease in base salary and/or target annual bonus greater than five percent (5%) shall provide grounds for “Good Reason” regardless of whether a general decrease in base salaries and/or target bonuses occurs for officers of the successor corporation; (iv) a change in the geographic location at which Employee provides services to the Company that increases Employee’s one way commute by twenty-five (25) miles or more; or (v) failure of the successor corporation to assume the obligations under this Agreement.

(e) Disability. “Disability” shall mean that in the opinion of a qualified physician, mutually acceptable to the Company and the Employee, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Employee (x) is unable to engage in any substantial gainful activity or (y) has been receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(f) Good Reason Process. “Good Reason Process” shall mean that (i) Employee reasonably determines in good faith that a “Good Reason” condition has occurred, as may be applicable; (ii) Employee notifies the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (iii) Employee cooperates in good faith with the Company’s efforts, for a period of thirty (30) business days following such notice (the “Good Reason Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Employee terminates his employment within ninety (90) days after the end of the Good Reason Cure Period. If the Company substantially cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

(g) Other Involuntary Termination. “Other Involuntary Termination” shall mean (i) any termination by the Company other than for Cause, death or Disability, or (ii) Employee’s voluntary termination for Good Reason (as defined in this Section 3(g)), in each case during the Term and excluding a Change in Control Involuntary Termination. For purposes of this Section 3(g), “Good Reason” shall mean that Employee has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution of Employee’s authorities, duties or responsibilities, (ii) a five percent (5%) or greater decrease in Employee’s annual base salary or annual bonus target other than in connection with a general decrease in annual base salary or annual bonus target (as applicable) for officers of the Company and the successor corporation, if applicable; or (iii) a change in the geographic location at which Employee provides services to the Company that increases the Employee’s one-way commute by twenty-five (25) miles or more.

(h) Target Annual Bonus. “Target Annual Bonus” shall mean Employee’s target annual bonus that may be earned for performance during the Company’s fiscal year in which a termination occurs; provided, however, that sign-on or other special bonuses shall not be taken into account. If Employee’s Target Annual Bonus has not been set or determined as of the termination date, the “Target Annual Bonus” shall mean Employee’s target annual bonus for the Company’s most recently completed fiscal year.

4. Restrictive Covenants.

(a) Confidentiality. During the Term and (y) the period beginning on the date on which Employee’s employment with the Company is terminated in connection with a Change in Control Involuntary Termination and ending on the eighteen (18) month anniversary thereof; and (z) the Non-CIC Severance Period, if Employee’s employment with the Company is terminated in connection with Other Involuntary Termination (as the case may be, the “Restricted Period”), Employee shall, and shall cause his or her affiliates and representatives to keep confidential and not disclose to any other person or entity or use for his or her own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding any member of the Company Group or any of their respective businesses and operations (“Confidential Information”) in his or her possession or control. The obligations of Employee under this Section 4(a) shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 4; (ii) is required to be disclosed by law, order or governmental authority; (iii) information that is independently developed by Employee after termination of all employment with the Company Group or its affiliates, without the use of or reliance on any Confidential Information and (iv) information which becomes known to Employee after termination of all employment with the Company Group or its affiliates, on a non-confidential basis from a third-party source if such source was not subject to any confidentiality obligation; provided,  however, that, in case of clause (ii), Employee shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company or its affiliates to take appropriate measures to preserve the confidentiality of such Confidential Information. Nothing in this Section 4(a) or in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, in accordance with the Defend Trade Secrets Act of 2016, (I) Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if Employee files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(b) Non-Competition; Non-Solicitation.

(i)   During the Restricted Period, Employee covenants and agrees not to, and shall cause his or her affiliates not to, directly or indirectly anywhere in the world, conduct, manage, operate, engage in or have an ownership interest in any business or enterprise that (A) manufactures, sells, distributes or develops abuse-deterrent orally delivered pharmaceuticals, (B) uses any trademarks, tradenames or slogans similar to those of any member of the Company Group or any of their respective affiliates; or (C) is engaged in any other activities that are otherwise competitive with the business of any member of the Company Group or any of their respective affiliates as conducted or proposed to be conducted as of the termination date (collectively, the “Business”).  Notwithstanding the foregoing, nothing herein shall preclude Employee from performing any duties as a stockholder, director, employee, consultant or agent of any member of the Company Group or any of their respective affiliates or owning, directly or indirectly, in the aggregate less than 5% of any business competitive with any member of the Company Group or any of their respective affiliates that is subject to the reporting obligations of the 1934 Act.

(ii)  During the Restricted Period, Employee shall not, and shall cause his or her affiliates to not, directly or indirectly, call-on, solicit or induce any customer or other business relationship of any member of the Company Group or any of their respective affiliates for the provision of products or services related to the business of the Company or in any other manner that would otherwise interfere with the business relationship between any member of the Company Group and any of their respective affiliates and their respective customers and other business relationships.

(iii)  During the Restricted Period, Employee shall not, and shall cause his or her affiliates to not, directly or indirectly, call-on, solicit or induce, any employee of any member of the Company Group and any of their respective affiliates to leave the employ of, or terminate its relationship with, any member of the Company Group or any of their respective affiliates for any reason whatsoever, nor shall Employee offer or provide employment (whether such employment is for Employee or any other business or enterprise), either on a full-time, part-time or consulting basis, to any person who then currently is, or within six (6) months immediately prior thereto was, an employee or independent contractor of any member of the Company Group; provided,  however, the foregoing shall not prohibit a general solicitation to the public through general advertising or similar methods of solicitation not specifically directed at employees of any member of the Company Group or to former employees who were involuntarily terminated by any member of the Company Group.

(iv) During the Term, Employee shall not be engaged in any business activity which, in the reasonable judgment of the Board of Directors, conflicts with Employee’s duties with the Company, whether or not such activity is pursued for pecuniary advantage.  Should Employee wish to provide any services to any other person or entity other than any member of the Company Group or to serve on the board of directors of any other entity or organization, Employee shall submit a written request to the Board of Directors for consideration and approval by the Board of Directors in its sole discretion.

(v)  Employee acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary to protect the legitimate business interests of the members of the Company Group and their respective affiliates.  Employee shall not contest that the Company’s and the Company’s affiliates’ remedies at law for any breach or threat of breach by Employee or any of his or her affiliates of the provisions of this Section 4 will be inadequate, and that the Company and its affiliates shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 4 and to enforce specifically such terms and provisions, in addition to any other remedy to which the Company or its affiliates may be entitled at law or equity.  The restrictive covenants contained in this Section 4 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which Employee may allege against the Company under any other provision of this Agreement or any other agreement will not prevent the enforcement of these covenants.

(vi)  Employee expressly acknowledges that the covenants contained in this Section 4(b) are a material part of the consideration bargained for by the Company and, without the agreement of Employee to be bound by such covenants, the Company would not have agreed to enter into this Agreement.

(vii)  If any of the provisions contained in this Section 4(b) shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law or the determination by a court of competent jurisdiction.

        (c) Intellectual Property; Company Property.
(i) Inventions Retained and Licensed. Employee has attached hereto, as Appendix B, a list describing any inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to the Effective Date (collectively referred to as “Prior Inventions”) which belong to Employee, which relate to the Company Group’s products or research and developments and which are not assigned to the Company hereunder; or, if no such Prior Inventions are listed, Employee represents that there are no such Prior Inventions. Employee agrees that Employee will not incorporate, or permit to be incorporated, any Prior Invention owned by Employee or in which Employee has an interest into a Company Group product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Employee’s employment with the Company, Employee incorporates into a Company Group product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.
(ii) Assignment of Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and does hereby assign to the Company, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or capable of registration under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the time Employee is in the employ of the Company (collectively referred to as “Inventions”) except as provided in Section 4(c)(v) of this Agreement. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company Group’s sole benefit and that no royalty will be due to Employee as a result of the Company Group’s efforts to commercialize or market any such Invention.
(iii) Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
(iv) Patent and Copyright Registrations. Employee agrees to assist the Company Group, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company Group shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of the Term. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

(v) Exception to Assignments. Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any Invention that Employee has developed entirely on Employee’s own time without using the equipment, supplies, facilities, trade secret information or Confidential Information, in each case, of any member of the Company Group, except for those Inventions that either (i) relate at the time of conception or reduction to practice of the Invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group or (ii) result from any work that Employee performed for any member of the Company Group. Employee will advise the Company promptly in writing of any Inventions that Employee believes meet the foregoing criteria and not otherwise disclosed on Appendix B.
(vi)  Upon the termination of Employee’s employment for any reason, Employee shall deliver to the Company all memoranda, books, papers, letters, and other data, and all copies of the same, which were made by Employee or otherwise came into Employee’s possession or under Employee’s control at any time prior to the termination of this Agreement, and which in any way relate to the business of any member of the Company Group as conducted or as planned to be conducted on the date of the termination.
(d) Certain Company Remedies. Employee acknowledges that his or her promised services and covenants, including without limitation the covenants in Section 4 hereof, are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law, and that, in the event there is a breach hereof by Employee, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain.  Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Employee from committing any act in breach of this Agreement.  The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity.  If Employee violates any of the restrictions contained in this Agreement, the Restricted Period shall not run in favor of Employee from the time of commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company.

5. Limitation and Conditions on Payments.

In the event that the severance and other benefits provided to Employee under this Agreement and any other agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Sections 2(a) and 2(b) shall be payable either:

(a) in full; or

(b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code;

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(a) or Section 2(b) (as applicable), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, cash severance pay that is exempt from Section 409A of the Code (beginning with such payment that would be made last in time and continuing, to the extent necessary, through to such payment that would be made first in time); second, any other cash severance pay (reduced in the same order as the previous item); third, any other payments or benefits to be paid in cash hereunder (reduced in the same order as the previous item); fourth, reducing any benefit to be provided in kind hereunder (reduced in the same order as the previous item), except for equity-based awards; fifth, any equity-based awards valued at full value under Section 280G of the Code, to be reduced in the order of highest value to lowest value under Section 280G of the Code; and lastly, sixth, any equity-based awards valued at a discounted value under Section 280G of the Code, to be reduced in the order of highest value to lowest value under Section 280G of the

Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by a qualified independent certified public accounting or law firm selected by the Company and approved by the Employee, which such approval shall not be unreasonably withheld (the “Independent Tax Professional”). The Employee shall not be deemed to have unreasonably withheld approval if the Employee does not consent to an Independent Tax Professional selected by the Company that has provided any services to the Company or any successor corporation within the preceding five (5) year period. The Independent Tax Professional shall provide its determinations and any supporting calculations both to the Company and the Employee in writing setting forth in reasonable detail the basis of the Independent Tax Professional’s determinations, which shall be subject to approval by the Employee, which such approval shall not be unreasonably withheld. Such determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Independent Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Independent Tax Professional such information and documents as the Independent Tax Professional may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Independent Tax Professional may reasonably incur in connection with any calculations contemplated by this Section 5. If, after the payment of severance benefits has been made to the Employee, it is established that the payments made to, or provided for the benefit of Employee, exceed the limitations provided in Section 5(b) (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the following shall apply: (x) if it is determined that an Excess Payment has been made, the Employee shall repay the Excess Payment within 20 days following the determination of such Excess Payment; and (y) if it is determined that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Employee on the later of (A) 20 days after such determination or resolution and (B) the time period such payment would otherwise have been paid or provided to the Employee absent the application of Section 5(b) (and in all events, within the time period permitted by Section 409A of the Code).

6. Section 409A. If Employee’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Section 409A of the Code, then any amounts payable hereunder on account of a termination of Employee’s employment and which are subject to Section 409A of the Code shall not be paid until Employee has experienced a “separation from service” within the meaning of Section 409A of the Code. If, and only if, Employee is a “specified employee” (as defined in Section 409A of the Code) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A of the Code if such payment or benefit is paid within six (6) months after Employee’s separation from service, then such payment or benefit shall not be paid (or commence) during the six (6)-month period immediately following Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six(6)-month period and that would have incurred such additional tax under Section 409A of the Code shall instead be paid to Employee in a lump-sum payment on the first day following the termination of such six (6)-month period or, if earlier, within ten (10) days following the date of Employee’s death (but not earlier than such payment would have been made absent such death). For these purposes, each severance payment or benefit is designated as a separate payment or benefit for purposes of Treas. Reg. § 1.409A-2(b) and will not collectively be treated as a single payment or benefit. This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C).

7. Conflicts. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of Employee’s own free will.

8. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Company’s Legal Department.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement (along with the Offer Letter) supersedes any agreement of the same title and concerning similar subject matter dated prior to the date hereof, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void. For the avoidance of doubt, the Prior Agreement is hereby terminated (with no obligation or liability thereunder for either party thereto) effective upon the execution of this Agreement by both parties.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. All claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of this Agreement or the Employee’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against the Employee or that the Employee may have against the Company, or its parents or subsidiaries, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be settled in accordance with the procedures described in Section 10(f)(i) and (ii). Claims covered by this Section 10(f) include, without limitation, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.

(i) Agreement to Negotiate. First, the parties shall attempt in good faith to resolve any Claims promptly by negotiations between the Employee and executives or directors of the Company or its affiliates (or, following the occurrence of a Change in Control, any person or committee selected by the Compensation Committee of the Board of Directors prior to the Change in Control (referred to as the “Independent Decision Maker”), who shall act on behalf of the Company or its affiliates), who shall have authority to settle the Claims. Either party may give the other disputing party written notice of any Claim not resolved in the normal course of business. Within five (5) days after the effective date of that notice, the Employee and such executives or directors of the Company, or, following the occurrence of a Change in Control, the Independent Decision Maker, shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Claim. The first of those meetings shall take place within thirty (30) days of the date of the disputing party’s notice. If the Claim has not been resolved within sixty (60) days of the date of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, either party may elect to undertake arbitration in accordance with Section 10(f)(ii).

(ii) Agreement to Arbitrate. If a Claim is not resolved by negotiation pursuant to Section 10(f)(i), such Claim must be resolved through arbitration regardless of whether the Claim involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under statutory, civil or common law. Any arbitration shall be conducted in accordance with the then-current International Arbitration Rules of the American Arbitration Association (“AAA”). If a party refuses to honor its obligations under this Section 10(f)(ii), the other party may compel arbitration in any federal or state court of competent jurisdiction. The arbitrator shall apply the substantive law of Delaware (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law as applied by the United States Court of Appeals for the Third Circuit, or both as applicable to the Claims asserted. The arbitration shall be conducted by a single arbitrator selected by the parties according to the rules of AAA. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration, the arbitrator will be chosen by AAA. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the parties. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 10(f)), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. The seat of arbitration shall be in Philadelphia, Pennsylvania, and unless agreed otherwise by the parties, all hearings shall take place at the seat. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All evidentiary privileges under applicable state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to the Employee and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. Each party shall pay its own attorneys’ fees and disbursements and other costs of arbitration and the parties to the arbitration shall split all of the arbitrator’s fees equally; provided, however, that following the occurrence of a Change in Control, the Company will bear the forum fees required by AAA and any other administrative fees associated with the arbitration and shall advance to the Employee the fees and expenses (including legal fees) in connection with any arbitration proceeding provided that Employee shall be obligated to repay all such amounts in the event the Employee does not prevail in such proceeding. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT

EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with entering into this Agreement.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 10(h) shall be void.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the company that actually employs the Employee. Notwithstanding the foregoing, neither the Company (or any successor thereto) nor the Employee may assign its obligations under this Agreement without the prior written consent of the other party hereto, unless such assignment by the Company is in connection with the assignment of this Agreement to the entity that actually employs the Employee.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Management Continuity Agreement on the date first written above.

ZYLA LIFE SCIENCES

By:
Name:
Title:

EMPLOYEE

[Name]

Address:

APPENDIX A

ZYLA LIFE SCIENCES

WAIVER AND RELEASE AGREEMENT

Zyla Life Sciences has offered to pay me certain benefits (the “Benefits”) pursuant to Section 2 of my Management Continuity Agreement with Zyla Life Sciences, effective as of June 23, 2020 (the “Management Continuity Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Zyla Life Sciences and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights I have to the Benefits, (5) rights to vested benefits under the Company’s benefit plans and (6) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. The Company hereby advises me to consult an attorney before signing this Waiver and Release and has given me at least [twenty-one (21)] [forty-five (45)] calendar days from the day I received a copy of this Waiver and Release to sign it. I understand my termination is an [“Other Involuntary Termination”][“Change in Control Involuntary Termination”] pursuant to the Management Continuity Agreement.

In exchange for the payment to me of Benefits, I, on behalf of myself and my heirs, executors, personal representatives, administrators, and assigns: (1) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising at any time prior to or on the date that I sign this Waiver and Release, including but not limited to all claims arising out of or relating in any way to my employment with or separation from the Company or the Affiliates (including any claim for a bonus in respect of actual performance for the year of termination in the event that such bonus has not yet been paid), (2) agree not to assert in any local, state and/or federal court any claim released by this Waiver and Release, and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans (other than the Management Continuity Agreement), except to the extent that my rights are vested under the terms of an employee benefit plan sponsored by the Company or an Affiliate and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Pennsylvania Human Relations Act; the Pennsylvania Wage Payment and Collection Law; retaliation claims; claims arising under any “whistle blower” statutes (except to the extent prohibited by law); and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Management Continuity Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

I agree that I am not entitled to any severance or benefits, bonus, commissions, equity, paid time off, vehicle allowance, other wages, or any other payments of any kind. In particular, I agree that I have been paid all compensation, bonuses, commissions, and equity, received all benefits due to me as a result of my employment with or separation from the Company, and am not aware of any facts or circumstances constituting a violation of the Fair Labor Standards Act (“FLSA”) or any other federal, state or local constitution, statute, rule, regulation, or common law. I understand that I will not be entitled to receive any amounts under any other plan, program, or agreement with the Company, including, without limitation, incentive bonuses, stock options, equity, profit interest units, and any grant agreements, which bonuses, options, agreements, and unvested awards shall automatically terminate, cancel, forfeit, and expire on the [Separation Date], and all other benefits and perquisites that I am currently receiving cease on my [Separation Date].

The Company takes its obligations to comply with applicable laws and regulations very seriously and, therefore, needs to be made aware of any violations of applicable rules as well as applicable laws and regulations so that the Company may continuously improve their compliance efforts. Therefore, I certify that during my employment with the Company, I had an opportunity to read the Company’s policies, employment manuals, and code of conduct, and as the former [POSITION], I was responsible for enforcing and adhering to these policies and programs. I certify that I have not become aware of any violations of law or of such policies by the Company or any of its employees, including, but not limited to, law and policies concerning: compliance with requirements of Medicare, Medicaid, and other federal health care programs; discrimination, harassment and equal employment opportunity; workplace safety; and gifts and gratuities.

In further exchange for the payment to me of Benefits, I agree not to make any disparaging or derogatory statements concerning the Company. The Company hereby agrees to instruct its officers and directors not to make any disparaging statements concerning you. These non-disparagement obligations shall not in any way affect my or the Company’s obligation or rights in connection with any legal proceeding. I further acknowledge and agree that I am bound by and will comply with the Employee Confidential Information and Inventions Agreement and any similar agreements that I have entered into with the Company and that I will, within seven (7) calendar days of the date of this Waiver and Release, return all Company property to the Company.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Management Continuity Agreement; (2) making any disclosure of information permitted or required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law). Nothing contained in this Waiver and Release is intended to waive any rights I may have related to unemployment compensation and workers’ compensation and indemnification claims.

I acknowledge that I may discover facts different from or in addition to those which I now know or believe to be true and that this Waiver and Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. I hereby expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, and/or any analogous law of any other state.

Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Management Continuity Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group on the same subject matter. I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by the Human Resources, Zyla Life Sciences, 600 Lee Road, Suite 100, Wayne, PA 19087, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me, have been advised to and have had the opportunity to consult with legal counsel, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Name	Company Representative’s Signature

Employee’s Signature and Title	Company’s Representative’s Name

Employee’s Signature Date	Company’s Execution Date

APPENDIX B

PROPRIETARY/CONFIDENTIALITY SCHEDULES

None.